SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Separation Agreement”) is entered into by and between Martin Lippert (“Lippert”), MetLife, Inc. and MetLife Group, Inc. (collectively “MetLife” or the “Company”) as of the 8th day of ~~May~~ June, 2019. The parties agree as follows, in exchange for the mutual consideration described herein, the sufficiency of which is mutually acknowledged:
1.     (a)     The parties acknowledge and agree that Lippert’s employment with MetLife, Inc. terminated effective April 30, 2019 (the “Termination Date”). The Company will provide Lippert with the benefits set forth in Sections 2 and 8(b) below in consideration for the promises, commitments, and representations he makes in this Separation Agreement and the performance of its terms and conditions, so long as he executes this Separation Agreement, does not revoke it, and fulfills the promises and commitments to which he has agreed herein and in any Equity Award Agreements as defined below.
(b)    To the extent Lippert is a director, trustee, or officer of any Company entity or any Company Affiliate, or is a member of any committee of the Company or any Company Affiliate, he hereby resigns from such capacity effective as of the Separation Agreement Effective Date and agrees to execute any additional, reasonable and more specific resignation documents the Company may reasonably request.
(c)    Lippert acknowledges that he will not receive: (i) any stock-based long term incentive award in connection with his services during 2019 (including any stock options, restricted stock units, or performance shares), or (ii) any cash-based incentive award (e.g., Annual Variable Incentive Plan) for 2019 performance.
(d)    Lippert’s rights regarding any awards under the MetLife, Inc. 2015 Stock and Incentive Compensation Plan and the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Plans”) shall be governed by the written agreements to which each of his awards is subject (the “Equity Award Agreements”) and the Plans themselves. Lippert should refer to the terms of the Equity Award Agreements regarding how his separation from service affects his awards. A list of all of Lippert’s Equity Award Agreements and the corresponding equity amounts is attached hereto as Exhibit A (all of such equity in the aggregate, the “Equity Awards”).

2.    Provided that Lippert is in compliance with all of his obligations under this Separation Agreement, Lippert shall receive a payment of One Million One Hundred Seventy Two Thousand Seven Hundred and Fifty Dollars ($1,172,750.00). This amount will be subject to applicable federal, state and local tax withholding, and will be reported on the Form W-2 for the tax year in which the payment is made. MetLife shall make the payment on the next available payroll date following the Separation Agreement Effective Date (as defined below) or as soon thereafter as is practicable, but in any event in 2019.
3.    Other than (a) as expressly set forth in this Separation Agreement or the Equity Award

Agreements; (b) pursuant to any Company or Affiliate employee benefit plan (other than a severance plan) under which Lippert has accrued vested benefits; (c) pursuant to any indemnification rights under the Company’s Articles of Organization or by-laws or under the terms of the applicable Company directors’ and officers’ liability insurance policy; (d) with respect to any unreimbursed business expense; or (e) as required by law, Lippert will not be eligible for any other compensation or benefits from the Company or any of its Affiliates.
4.    Lippert makes the following promises, commitments, and representations to the Company in consideration for the execution by the Company of this Separation Agreement and the performance of its terms and conditions:
(a)Lippert hereby voluntarily, irrevocably, and unconditionally agrees that he hereby fully and forever releases and discharges the Released Parties (as defined in Section 7 herein) from any and all claims, actions, liability, damages, back pay, front pay, attorneys’ fees, costs, and rights of any and every kind or nature that he ever had, now has, or may have, whether known or unknown, against the Company or its Affiliates, or any of the Released Parties, arising out of any act, omission, transaction, or occurrence, up to and including the date he executes this Separation Agreement, including, but not limited to: (i) any claim arising out of or related to his employment by and affiliation with the Company or its Affiliates, or his entering into this Separation Agreement; and his termination of employment; (ii) any claim of employment discrimination, harassment, or retaliation under, or any alleged violation of, any federal, state, or local law, rule, regulation, executive order, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act of 1993 (“FMLA”); 42 U.S.C. sections 1981-1988; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification (WARN) Act of 1988; the Immigration Reform and Control Act of 1986; the Uniformed Services Employment and Reemployment Rights Act of 1994; Executive Order 11,246; Section 503 of the Rehabilitation Act of 1973; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; the Sarbanes-Oxley Act of 2002; Sections 748(h)(i), 922(h)(i), and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act of 2009; the False Claims Act of 1863; the Age Discrimination in Employment Act of 1967; and the Older Workers Benefit Protection Act of 1990; all as amended; (iii) any claim based on alleged violation of any duty or obligation arising out of contract, tort, libel or slander, defamation, public policy, law, or equity, or allegations of wrongful or retaliatory discharge, or of whistleblower retaliation; (iv) except as otherwise specifically stated in this Agreement, any claim based on an alleged expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan, including, but not limited to, the MetLife Annual Variable Incentive Plan; the Performance Incentive Plan; and the MetLife, Inc. 2015 Stock and Incentive Compensation Plan; the MetLife, Inc. 2005 Stock and Incentive Compensation Plan; the MetLife, Inc. 2000 Stock Incentive Plan; and the Long Term Performance Compensation Plan; (v) any claim for benefit plan accruals based upon the payments enumerated in this Agreement or compensation, whether classified as back pay, front pay, or any other compensation paid by MetLife or awarded post-termination, including, but not limited to, compensation awarded by a regulatory body, arbitration panel, or court of competent jurisdiction; and (vi) any claim for any enhancement or differential calculation over and above the benefit vested or otherwise payable to him under the standard terms of the MetLife Options and Choices Plan, the MetLife Retirement Plan, the MetLife Auxiliary Retirement Plan, the MetLife 401(k) Plan, the MetLife Auxiliary Match Plan, or any other MetLife benefit plan. No amount paid or payable under this Separation Agreement shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan of the Company now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(b)Except as otherwise provided in Section 5 below, Lippert specifically and expressly acknowledges that the release set forth in Section 4(a) above (the “Release”) is intended to and does include, waive, and extinguish all claims, known or unknown, suspected or unsuspected, that he may have against any and all of the Released Parties that exist as of, or which have ever existed at any time up to and including, the date that he signs this Separation Agreement, but that it does not waive or extinguish any rights or claims that cannot be waived by law. Lippert further acknowledges that no possible claim or claims against the Company or any of the other Released Parties would affect or change his complete and voluntary acceptance of this Separation Agreement and, in particular, the Release, even if such claim or claims were unknown or unsuspected at the time he signs this Separation Agreement and discovered after he signs this Separation Agreement.

(c)Lippert represents and warrants that he has the full power and authority to enter into this Separation Agreement, he does so knowingly and voluntarily, and has not assigned, pledged, encumbered, or in any manner conveyed all or any portion of the claims covered by the Release. Lippert agrees that anyone who succeeds to any rights he may have, such as representatives, assigns, agents, administrators, heirs, or executors, is bound by the Release.

(d)Except as provided in Section 2, Lippert waives any right he may have to participate in or receive severance pay or benefits under: (i) any program, arrangement, policy, practice, or plan of any of the Released Parties (including, but not limited to, the MetLife Plan for Transition Assistance for Grades 14 and Above (“MPTA”)), or (ii) any agreement or understanding with any of the Released Parties.

(e)Lippert confirms that he has had the opportunity to disclose, and has so disclosed, to the Company all material matters relating to his terms and conditions of Employment, his separation from employment, and the business and affairs of the Company and its Affiliates, and that he is not aware of any other matter that could give rise to a claim by him against or with respect to the Company or its Affiliates.

5.    Notwithstanding the terms of Section 4 above, nothing therein shall adversely affect any right Lippert may have: (a) under this Separation Agreement or the Equity Award Agreements; (b) to wages earned through the date he signs this Separation Agreement that he has not been paid; (c) to reimbursement for reasonable business expenses incurred through the date he signs this Separation Agreement for which he has not been reimbursed; (d) to benefits under the terms of the Equity Award Agreements, or accrued and vested benefits under any employee benefit plan of the Company or any of its Affiliates (other than severance benefits under the MPTA) pursuant to the terms of the applicable employee benefit plan; (e) rights as a consumer or owner of MetLife products, or (f) to indemnification under the Company’s Articles of Organization or by-laws or under the terms of the applicable Company directors’ and officers’ liability insurance policy.
6.    Lippert acknowledges and agrees that:
(a)The Release set forth in Section 4(a) above is a part of an agreement between the Company and him that is written in a manner that he understands. Under this Separation Agreement, the Company is giving him things of value (“Consideration”) that he would not otherwise be entitled to receive, and Lippert acknowledges that such Consideration exceeds any payment, benefit, or thing of value to which he might otherwise be entitled under any policy, plan, or procedure of the Company.

(b)He is being given twenty-one (21) days to consider and to sign this Separation Agreement.

(c)He is hereby advised by the Company to consult with an attorney prior to signing this Separation Agreement.

(d)If he should sign this Separation Agreement before the end of the 21-day consideration period, such signing shall be considered notice to the Company that he has given up his right to consider this Separation Agreement for the full twenty-one (21) days.

(e)He has seven (7) days following his signing of this Separation Agreement to revoke this Separation Agreement. This Separation Agreement will not become effective or enforceable until the eighth day following Lippert’s execution of this Separation Agreement (i.e. after the seven (7) day revocation period has expired) (“Separation Agreement Effective Date”). In the event that Lippert exercises his right to revoke this Separation Agreement, neither the Company nor Lippert will have any obligations under this Separation Agreement. If Lippert chooses to revoke this Separation Agreement, he must do so in writing addressed and delivered to Susan Podlogar, MetLife, Inc., 200 Park Avenue, New York, New York, 10166, spodlogar@metlife.com, before the expiration of the seven (7) day revocation period. If Lippert delivers the revocation by hand or by electronic mail, the revocation will be considered timely if it is delivered or e-mailed as provided herein at the above address and/or e-mail addresses within seven (7) days of Lippert’s signing of this Separation Agreement. If Lippert delivers the revocation by mail, the revocation will be considered timely if it is mailed to Susan Podlogar at the above address and postmarked within seven (7) days of Lippert’s signing of this Separation Agreement.

(f)By signing this Separation Agreement, except as provided in Section 5 above, Lippert is releasing and waiving all claims against the Released Parties, including, without limitation, any rights or claims arising under the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.) or other similar laws. He is not releasing or waiving any rights or claims that may arise under the Age Discrimination in Employment Act after the date he signs this Separation Agreement.

(g)Nothing in this Separation Agreement shall be construed to constitute a waiver of future claims or to prohibit Lippert from filing or participating in the investigation of a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”) or its state or local counterpart (i.e., a state or local fair employment practices agency). However, to the fullest extent permitted by law, Lippert is releasing his right to file a court action or to seek or to accept individual remedies or damages, including monetary damages, in any action filed on his behalf by any such federal, state, or local administrative agency or other third party against any of the Released Parties, and this release shall apply with full force and effect to any proceeding arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief. This release does not include any claims that are expressly excluded in Section 5 above or that cannot by law be released through this Separation Agreement. Neither this Section 6 nor any other provision of this Separation Agreement prohibits or restricts Lippert or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization (“SRO”), including, but not limited to, EEOC, NYSDFS, SEC, FINRA, DOL, Internal Revenue Service (“IRS”), Commodity Futures Trading Commission (“CFTC”), Department of Justice (“DOJ”), and the National Labor Relations Board (“NLRB”), or as required by court order or subpoena, or as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement, or from providing any other disclosure required by law. However, by executing this Agreement Lippert waives all rights to recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that he does not waive any right he may have to receive a monetary award from the SEC as a whistleblower pursuant to the bounty provision under Section 922(a)-(g) of the Dodd-Frank Wall Street and Consumer Protection Act of 2009, as amended, or directly from any other federal, state, or local agency pursuant to a similar program. The investigations and proceedings referenced in this Section 6(g) include, but are not limited to, those relating to an alleged violation of the Sarbanes-Oxley Act of 2002, as amended; any federal, state, or local law relating to fraud; or any rule or regulation of the NYSDFS, the SEC, FINRA, CFTC, the New York Stock Exchange, or of any other regulatory organization or SRO.

(h)Lippert has had the opportunity to review and reflect on all terms of this Separation Agreement, and he has not been subject to any duress or other undue or improper influence interfering with the exercise of his free will to sign this Separation Agreement. He knowingly and voluntarily agrees to all of the terms set forth in this Separation Agreement, and he knowingly and voluntarily intends to be legally bound by them.

(i)Lippert represents and warrants that as of the Termination Date he conducted a diligent search and, on the basis of that diligent search he delivered to the Company, all Company property, information, documents, and other materials (including but not limited to memoranda, correspondence, reports, records, transcripts, notes, records of conversations, keys, computer and other equipment, and identification cards), in whatever form or medium (including papers, e-mail, disks, tapes, and any and all electronic storage), including all duplicates, copies, or versions, concerning or in any way related to the business affairs or operations of the Company and its Affiliates, interaction by or among employees, customers, vendors, or other associates of the Company and its Affiliates, or his job duties, responsibilities, assignments, or actions on behalf of or in furtherance of the interests of the Company and its Affiliates, that are in his custody, possession, or control (“Company Material”). Company Material does not include documents he received from an authorized representative of the Company solely regarding his employment relationship with the Company (e.g., summary plan descriptions, performance evaluations, benefits statements), any policy or product purchased by him or on his behalf from the Company or its Affiliates, or securities of the Company held by him, or other documents he is entitled by law to retain. To the extent he has not already done so, Lippert will deliver to the Company’s designee a copy of any Company Material stored electronically on any of his personal hard drives or other non-portable electronic storage devices and he will destroy such Company Material stored on such devices and not retain any Company Material in any form. He agrees that if he discovers or receives any Company Material he will return such Company Material to the Company’s designee promptly following such discovery.

(j)Lippert warrants and agrees that: (i) he will reasonably cooperate with the Company in transferring all information on business matters he handled during his employment with the Company; (ii) he will not incur any unauthorized credit card charges or other liabilities for which the Company or any of its Affiliates may be liable; and (iii) he will reasonably cooperate with the Company in documenting all outstanding travel, entertainment, and other expenses.

(k)Subject to Section 6(g), Lippert warrants and agrees that, he will assist and reasonably cooperate with the Company and its attorneys in connection with any proceeding brought against or by the Company or any of its Affiliates, or in connection with any investigation, audit, inspection or examination of or by the Company or any of its Affiliates, and such assistance and cooperation shall take place at reasonable times and on reasonable notice, at times and places mutually convenient to him and the Company, including telephonically as appropriate. If Lippert is required to travel for such assistance and cooperation, the Company shall reimburse him for reasonable expenses approved in advance or the Company shall advance such expenses to the extent feasible. This includes, but is not limited to, any investigation, inspection or examination brought or initiated by the NYSDFS, FINRA, or the SEC. He agrees to perform all acts and sign and deliver any documents that may be necessary to carry out the provisions of this Section 6(k). The Company shall pay for all reasonable and pre-approved travel and lodging and other business expenses incurred by Lippert in connection with the assistance and cooperation referenced in this Section 6(k). Nothing herein is intended to prevent Lippert from filing a charge with or cooperating in an investigation conducted by a government agency.

7.    As used in this Separation Agreement, the term “Released Parties” means the Company (as defined above), Metropolitan Life Insurance Company, and each of its and their past and present parents, subsidiaries, Affiliates, and agents and each of its and their past, present, and future directors, officers, and employees, agents, representatives, employee benefit plans or funds and the fiduciaries thereof, successors, and assigns of each. As used in this Separation Agreement, the term “Affiliate” or “Affiliates” means, with respect to the Company, any other entity (whether such other entity is a corporation, organization, association, partnership, sole proprietorship, or other type of entity), whether incorporated or unincorporated, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.
8.    (a)    Except as provided in Section 8(b), nothing contained herein shall modify or replace any of the terms and conditions set forth in the Equity Award Agreements listed in the attached Exhibit A, or the Agreements to Protect Corporate Property referenced therein (including, but not limited to, the Agreement to Protect Corporate Property signed by Lippert on July 6, 2016 (the “July APCP”)) (such Agreements to Protect Corporate Property (including, but not limited to, the July APCP) referred to collectively as the “APCPs”), and those agreements remain in full force and effect and a breach of any such agreement will also constitute a breach of this Separation Agreement.
(b)    Notwithstanding Section 8(a) of this Separation Agreement:
(i) The terms of any non-disparagement obligations under any Equity Award Agreements shall remain in full force.
(ii) The terms of any post-employment non-compete obligations under any Equity Award Agreements shall (A) remain in full force but (B) apply solely to Prudential Financial, Inc. (“Prudential”), The Hartford (“Hartford”), and Lincoln National Corporation (“Lincoln”), and each entity that is a parent company or a subsidiary or affiliate controlled by Prudential, Hartford or Lincoln. The ownership of less than 1% of the outstanding common stock, preferred stock and/or debt of Prudential, Hartford or Lincoln shall not constitute a breach of any non-compete obligation.

(iii) The parties acknowledge and agree that Internal Revenue Code Section 457A does not apply to any equity award covered by any Equity Award Agreement.
(iv) The terms of any post-employment obligations of any Agreement to Protect Corporate Property shall continue in force through eighteen (18) months following the Termination Date.
(v) Disclosure shall be allowed under Section 4 of the July APCP and the same or similar provision in any of the APCPs to the extent required by applicable law, rule or regulation.
9.    (a)    Subject to Section 6(g) above, Lippert warrants and agrees that he will not make or induce others to make any written or oral statements that disparage or demean the Company or any of its Affiliates, or the Company’s or any of its Affiliates’ officers, directors, employees, stockholders, managers, members, products, or services other than to his immediate family members or to his financial or legal advisors. Nothing herein is intended to prevent Mr. Lippert testifying truthfully under oath pursuant to a lawful court order or subpoena or the equivalent, or otherwise making statements required by applicable law, rule or regulation, including arbitral orders, or from filing a charge with or cooperating in an investigation conducted by any governmental agency.
(b)    MetLife agrees to instruct See Below * the Board of Directors, the Executive Group, and the Executive Vice Presidents not to make any personally or professionally disparaging or demeaning remarks about Mr. Lippert provided, however, that no statement required to be made by applicable law, rule or regulation shall be considered personally or professionally disparaging or demeaning, and no statement made to any person that relates to any of the finances or business of the Company or its affiliates, either historical, present, or future, shall be considered personally or professionally disparaging or otherwise be contrary to the Company’s instruction.
10.     Lippert represents and warrants that he has complied with all applicable laws that apply to the purchase or sale of securities and that prohibit insider trading, trading in the stock of MetLife, Inc. or any other company on the basis of material nonpublic information, or any other impermissible trading practices.

11.	409A and Other Tax Matters.
(a)All payments and benefits payable hereunder shall be subject to applicable federal, state and local withholding requirements. The intent of the parties is that payments and benefits under this Separation Agreement comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, this Separation Agreement shall be interpreted in a manner consistent with such intent. In any event, the parties hereto agree that the payments, equity rights and benefits as contemplated by and as set forth in this Separation Agreement comply with or are exempt from the requirements of Section 409A and agree not to take any position, and to cause

*	The Board of Directors
The Executive Group
Executive Vice Presidents

their agents, affiliates, accountants, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes, whether internal or external. A termination of service shall not be deemed to have occurred for purposes of any provision of this Separation Agreement providing for the payment of any amounts or benefits upon or following a termination of service unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Separation Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service.” Each installment of the payments and benefits provided under this Separation Agreement (if any) shall be treated as a “separate payment” for purposes of Section 409A. Notwithstanding any other provision of this Separation Agreement to the contrary, if Lippert is a “specified employee” within the meaning of Section 409A, and a payment or benefit provided for in this Separation Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Lippert’s “separation from service” within the meaning of Section 409A), then such payment or benefit required under this Separation Agreement shall not be paid (or commence) during the six (6) month period immediately following Lippert’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Section 409A shall instead be paid to Lippert in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh (7th) month following Lippert’s separation from service or (ii) the tenth (10th) day following Lippert’s death.

(b)All expenses or other reimbursements paid to Lippert under this Separation Agreement that are taxable income to Lippert shall be paid promptly but in no event later than the end of the calendar year next following the calendar year in which Lippert incurs such expense or pays such related tax.

(c)Lippert acknowledges that the Company has advised him to obtain his own tax advice regarding this Separation Agreement. Lippert further agrees and understands that he shall be solely liable for any and all taxes, interest and/or penalties imposed by any lawful taxing authority relating to taxes due as a result of Section 409A on account of any payments made or deemed to be made to him hereunder or pursuant to any Company arrangements that may be deemed to be deferred compensation under Section 409A, and the Company shall not indemnify him against any and all taxes, interest and/or penalties that may be imposed by any taxing authority in the event of a determination of non-compliance with Section 409A.

12.    Subject to Section 6(g) above, Lippert further agrees that, except for the provision of information to governmental agencies or self-regulatory organizations, including but not limited to the NYSDFS, EEOC, DOL, IRS, FINRA, SEC, or as required by subpoena, neither he nor his agents, attorneys, or representatives will publish, publicize, or reveal any information concerning his employment with the Company or the cessation of his employment with the Company. Nothing contained herein shall prohibit Lippert from including his employment with the

Company on his resume or from discussing his duties and responsibilities in connection with potential employment.
13.    If any provision of this Separation Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Separation Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions.
14.    Lippert and the Company acknowledge that in executing this Separation Agreement they have not relied on any statements, promises, or representations made by the other party except as specifically memorialized in this Separation Agreement. This Separation Agreement constitutes the complete agreement of the parties on or in any way related to the subject matter addressed herein, and, except as expressly set forth herein, this Separation Agreement supersedes and cancels all previous agreements or understandings between Lippert and the Company.
15.    The waiver by any party hereto of a breach of any of the provisions of this Separation Agreement shall not operate or be construed as a waiver of any other provision of this Separation Agreement or a waiver of any subsequent breach of the same provision.
16.    The parties agree and acknowledge that: (i) this Separation Agreement may not be modified, altered, or changed except upon the express written consent of both Lippert and MetLife Inc.’s Chief Executive Officer; and (ii) this Separation Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
17.    Any claim or controversy between Lippert and the Company and/or its Affiliates, including but not limited to those arising out of or relating to this Agreement (or any breach thereof), shall be submitted to arbitration in New York, New York, pursuant to the applicable JAMS rules, before an experienced arbitrator licensed to practice law in New York, in the arbitral forum, and selected in accordance with the JAMS rules. Arbitration in accordance with the terms of this Separation Agreement shall constitute the sole and exclusive means of seeking or obtaining a remedy for any claim or controversy between Lippert and the Company and/or its Affiliates arising out of or relating to this Agreement; provided, however, that the Company shall be entitled to seek provisional remedies (including a temporary restraining order and/or preliminary injunctive relief) in a court of competent jurisdiction in the event of any actual or threatened breach of the obligations set forth in Section 7 above. Either Party desiring to arbitrate shall give written notice to the other Party within a reasonable period of time after the Party becomes aware of the need for arbitration. The decision of the arbitrator shall be final and binding. Judgment on any award rendered by such arbitrator may be entered in any court having jurisdiction over the subject matter of the controversy. The fees and costs of the arbitrator shall be borne by the Company, however half of the fees and costs of the arbitrator shall be recoverable from Lippert in the event the Company is the prevailing party. Further, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees unless otherwise prohibited by law.
18.    The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
19.    This Separation Agreement will bind, inure to the benefit of, and be enforceable by, Lippert and his heirs, executors, administrators, and legal representatives, and the Company and its successors and assigns. If the Company is merged into or consolidated with another entity, the provisions of this Separation Agreement will be binding upon and inure to the benefit of each entity surviving such merger or resulting from such consolidation. The Company may also assign its rights under this Separation Agreement to any of its Affiliates.
20.    Any payment required to be made by the Company to or on behalf of Lippert pursuant to this Separation Agreement may be made by the Company or any of its Affiliates.
21.    The parties may execute this Separation Agreement in one or more counterparts, all of which together shall constitute a single instrument.
22.    The making of this Separation Agreement is not intended, and shall not be construed as, an admission that the Company has violated any law or committed any wrongdoing against Lippert or otherwise.

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Each of the undersigned acknowledges that he or it (a) has read and fully understands all the terms and conditions of this Separation Agreement, (b) has had sufficient time to consider this Separation Agreement and to consult about it with an attorney, and (c) is signing it knowingly, voluntarily, and willingly.

Martin Lippert
Date:	8 June 2019	/s/ Martin J. Lippert

METLIFE GROUP, INC.
Date:	17 | June | 2019	/s/ Susan M. Podlogar
By: MetLife, Inc., sole shareholder
By: Susan M. Podlogar
MetLife, Inc. title: Executive Vice President and Chief Human Resources Officer

METLIFE, INC.
Date:	17 | June | 2019	/s/ Susan M. Podlogar
By: Susan M. Podlogar
MetLife, Inc. title: Executive Vice President and Chief Human Resources Officer

Exhibit A

Pre-2015 Stock Options: Since Lippert will not have achieved the required age and service as of April 30, 2019 to be considered retirement eligible as outlined in the respective award agreements, all stock options awarded prior to 2015 that are vested and exercisable must be exercised within 30 days of his separation date or May 30, 2019.

Grant Date	Exercise Price	Total Options Granted	Vested and Exercisable Options as of 4/30/2019	Unvested Options as of 4/30/2019	Expiration Date
09/06/2011	$26.36	41,976	41,976	0	05/30/2019
02/28/2012	$34.21	36,715	36,715	0	05/30/2019
02/26/2013	$31.15	61,055	61,055	0	05/30/2019
02/25/2014	$45.15	41,968	41,968	0	05/30/2019

Post-2014 Stock Options: Since Lippert will have achieved the required age and service as of April 30, 2019 to meet the Rule of 65 as outlined in the respective award agreements, all unvested stock options awarded in 2015 and later will continue to vest over their normal vesting schedule and all vested and exercisable options will remain exercisable for the remainder of their respective expiration periods.

Grant Date	Exercise Price	Total Options Granted	Vested and Exercisable Options as of 4/30/2019	Unvested Options as of 4/30/2019	Expiration Date
02/24/2015	$45.91	44,108	44,108	0	02/23/2025
02/23/2016	$34.33	61,167	61,167	0	02/22/2026
02/28/2017	$46.85	48,028	32,019	16,009	02/27/2027
03/02/2018	$45.50	34,608	11,536	23,072	03/01/2028
02/26/2019	$44.65	45,363	0	45,363	02/25/2029

Restricted Stock Units (RSU): Since Lippert will have achieved the required age and service as of April 30, 2019 to meet the Rule of 65 as outlined in the respective award agreements, all unvested RSUs will continue to vest and be payable after each applicable Restriction Period has lapsed, assuming any applicable company performance criteria have also been satisfied.

Grant Date	Units Granted	Units Vested and Distributed as of 4/30/2019	Unvested Units as of 4/30/2019
2/23/2016	20,394	20,394	0
2/28/2017	16,010	10,673	5,337
3/2/2018	11,539	3,846	7,693
2/26/2019	15,118	0	15,118

Performance Shares: Since Lippert will have achieved the required age and service as of April 30, 2019 to meet the Rule of 65 as outlined in the respective award agreements, all unvested Performance Shares will continue to vest and be payable after the end of each respective performance period.

Grant Date	Units Granted	Vested Units as of 4/30/2019	Unvested Units as of 4/30/2019
2/23/2016	40,789	40,789	0

2/28/2017	32,019	0	32,019
3/2/2018	53,847	0	53,847
2/26/2019	70,549	0	70,549